EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
EFC Bancorp, Inc.:

We consent to the use of our report dated March 14, 2005, with respect to the consolidated balance sheets of EFC Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Chicago, Illinois
September 16, 2005